                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              Cytogen Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO OF CYTOGEN CORPORATION APPEARS HERE]      600 COLLEGE ROAD EAST--CN 5308
                                                PRINCETON, NEW JERSEY 08540-5308


                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1995

                               ----------------
  The Annual Meeting of Stockholders of Cytogen Corporation will be held at the Princeton Marriott Hotel, 201 Village Boulevard, Princeton Forrestal Village, Princeton, New Jersey 08540, on Tuesday, May 23, 1995 at 9:30 a.m. local time, for the following purposes:

    1. To elect seven directors to constitute the Board of Directors, each to serve until the next annual meeting of stockholders.

    2. To consider and act upon a proposal to amend the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors to (i) increase the number of shares of Common Stock as to which options may be automatically granted (a) to newly-appointed directors from 5,000 to 8,000 shares and (b) to re-elected directors from 1,000 to 6,000 shares and (ii) limit the number of times that the Board of Directors may amend the Directors Plan for certain purposes.

    3. To consider and act upon a proposal to adopt the Cytogen Corporation 1995 Stock Option Plan, pursuant to which options to purchase up to an aggregate of 2,402,635 shares of Common Stock may be granted to officers and employees of the Company.

    4. To ratify the appointment of Arthur Anderson LLP as independent public accountants to audit the Company's books and accounts for fiscal year 1995.

    5. To transact such other business as may properly come before the meeting.

  This Notice is accompanied by the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994, which shall not be deemed to be soliciting material or incorporated in the annexed Proxy Statement by reference.

  The Board of Directors has fixed the close of business on March 30, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. A list of stockholders entitled to vote will be available for examination by interested stockholders at the corporate headquarters of the Company, Office of the Corporate Secretary, 600 College Road East, Princeton, New Jersey during ordinary business hours from May 12, 1995 to the date of the meeting.

                                          T. JEROME MADISON
                                          Secretary

Princeton, New Jersey
April 18, 1995


 YOUR VOTE IS IMPORTANT. EVEN IF YOU DESIRE TO ABSTAIN, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                              CYTOGEN CORPORATION
                        600 COLLEGE ROAD EAST -- CN 5308
                        PRINCETON, NEW JERSEY 08540-5308

                               ----------------

                                PROXY STATEMENT
                                 APRIL 18, 1995

                               ----------------

  The accompanying proxy is solicited by the Board of Directors of Cytogen Corporation (the "Company") for use at the 1995 Annual Meeting of Stockholders to be held on May 23, 1995. Copies of this Proxy Statement and the accompanying proxy are being mailed on or about April 18, 1995 to the holders of record of Common Stock, par value $.01 per share ("Common Stock"), on March 30, 1995. The proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Secretary of the Company or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone.

  Unless revoked, or unless contrary instructions are given, each proxy will be voted FOR the election of the nominees as set forth under "Election of Directors," FOR approval of amendments to the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors (the "Directors Plan"), FOR approval of adoption of the Cytogen Corporation 1995 Stock Option Plan (the "1995 Plan"), and FOR ratification of the appointment of Arthur Andersen LLP as independent public accountants.

  Holders of record of Common Stock at the close of business on March 30, 1995 will be entitled to one vote per share so held of record on all business of the meeting. On the record date there were 31,864,624 shares of Common Stock outstanding. The presence at the meeting in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date and entitled to vote thereat will constitute a quorum at the meeting. The election of directors is decided by a plurality of the votes cast. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy entitled to vote at the meeting is required to approve the matters to be voted upon at the meeting. Votes cast in person or by proxy at the meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present and the results of the votes with respect to each matter. The inspectors of election will treat abstentions as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. Brokers generally have discretionary authority to vote on routine matters. Broker non-votes on a particular matter will not be considered as present and entitled to vote with respect to that matter.

ITEM 1. ELECTION OF DIRECTORS

  Seven directors are to be elected at the Annual Meeting of Stockholders to serve one-year terms until the 1996 Annual Meeting of Stockholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company and, except for Charles E. Austin, T. Jerome Madison, Robert F. Hendrickson and Donald E. O'Neill, were elected directors at the 1994 Annual Meeting of Stockholders. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election as a director at the meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

NOMINEES FOR DIRECTORS

  Charles E. Austin, 67, has been a director of the Company since July 1994. Mr. Austin previously served on the Company's Board of Directors from 1983 to 1986. Now retired, Mr. Austin was Corporate Vice-President of American Cyanamid Company, with responsibility for all aspects of its global agricultural business, from 1978 until 1988. Mr. Austin also currently serves as a director of the following publicly-held companies: MGI Pharma, Inc., Embrex, Inc. and Hyal Pharmaceutical Corp. He graduated from the University of Illinois, where he received a B.S. in Agronomy and an M.S. in Soil Chemistry.

  Robert F. Hendrickson, 62, became a director of the Company on March 28, 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. He is the Chairman of the Board of Envirogen, Inc., a director of The Liposome Company, Inc., and a trustee of the Carrier Foundation, Inc. He also served as a director of Synergen, Inc., before the recent sale of that company to Amgen, Inc. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. Mr. Hendrickson received an M.B.A. from the Harvard Graduate School of Business Administration and an A.B. degree from Harvard College.


  T. Jerome Madison, 54, joined the Company in October 1993 as Vice President of Finance and Chief Financial Officer and Secretary. He has been a director of the Company since December 1994. Mr. Madison is the sole stockholder, officer and director of Somerset Central Corporation, a New Jersey corporation through which Mr. Madison provides services to the Company. Previously, Mr. Madison served as President, Chief Executive Officer and General Partner of Montgomery Partners, a venture capital group, from 1991 to 1993 and as President, Chief Executive Officer and General Partner of Founders Court, also a venture capital group, from 1986 to 1991. Mr. Madison was Vice President for finance and administration of the Company from 1982 to 1986. Prior to first joining the Company, he served as Corporate Controller for Rorer Group Inc. Mr. Madison holds a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from Monmouth College. He is also a Certified Public Accountant.

  Thomas J. McKearn, 46, joined the Company in July 1981 as Vice President, Research and Development. He has served as the Company's Chief Executive Officer since January 1994 and as President of the Company since September 1991. Dr. McKearn previously served as Executive Vice President of the Company from June 1990 to August 1991 and Senior Vice President, Scientific Affairs of the Company through June 1990. He has been a director of the Company since 1981. From 1978 until he joined the Company, Dr. McKearn was an Assistant Professor in the Department of Pathology at the University of Pennsylvania and Head of the Immunoprotein Laboratory at the Hospital of the University of Pennsylvania. He retains a position as Adjunct Associate Professor in the Department of Pathology at the University of Pennsylvania. Dr. McKearn is a member of the Scientific Advisory Board for Rider College and the New Jersey Cancer Institute. Dr. McKearn holds a B.A. degree from Indiana University, a Ph.D. degree in Immunology from the University of Chicago and an M.D. degree from the Pritzker School of Medicine at the University of Chicago.

  William C. Mills III, 39, has served as Chairman of the Board of the Company since January 1995 and has been a director of the Company since July 1983. Since April 1, 1988, he has been a General Partner of The Venture Capital Fund of New England, Boston, Massachusetts, a series of private venture capital partnerships. Prior to that, Mr. Mills was a General Partner of PaineWebber Ventures, and certain of its predecessor partnerships since April 1981. Mr. Mills also currently serves as a director of Spectrian Inc., a wireless communications equipment company. Mr. Mills holds an A.B. degree from Princeton University, an S.M. degree in Chemistry from The Massachusetts Institute of Technology, and an S.M. degree in Management from M.I.T.'s Sloan School of Management.

  Donald E. O'Neill, 69, has been nominated to serve on the Company's Board of Directors. From 1986 until his retirement in March 1991, Mr. O'Neill served as Executive Vice President and Chairman, International Operations of Warner-Lambert Company, an international health care and consumer company. He joined Warner-Lambert in March 1971 as President, Warner-Chilcott Division, the pharmaceutical division of Warner-Lambert. He held numerous key management positions at Warner-Lambert and Parke-Davis and Company, a division of Warner-Lambert, which includes pharmaceutical and medical devices. Mr. O'Neill currently serves as a director for several companies, including Alliance Pharmaceutical Corp., Fujisawa USA, Immunogen, Inc., MDL Info Systems, Scios Nova Inc., Targeted Genetics Corp., and New Jersey Resources. Mr. O'Neill also served as Chairman of the International Section of the Pharmaceutical Manufacturers Association from 1988 to 1990. Mr. O'Neill holds a B.S. degree from the University of Washington.

  Bruce R. Ross, 54, has served as a director of the Company since April 1994. Mr. Ross was a Senior Vice President of Bristol-Myers Squibb Company's Pharmaceutical Group until his retirement on March 31, 1994. He joined Bristol-Myers in 1967 and progressed through a variety of staff and line management positions in Syracuse, New York; Evansville, Indiana; New York, New York; and most recently, Princeton, New Jersey. He had responsibility for Bristol-Myers Squibb's domestic pharmaceutical operations and the development of its oncology business. Prior to joining Bristol-Myers Squibb, he worked as a researcher in the field of cancer at Upstate Medical Center in Syracuse, New York. Mr. Ross is a member of the Board of Directors of Sugen, Inc. and Glycomed Incorporated and of the Fox Chase Cancer Center in Philadelphia, is actively involved with the American Cancer Society, and is a member of an Institute of Medicine advisory board for the development of new drugs and vaccines for AIDS. He holds a B.S. degree in microbiology from Syracuse University.

  All directors hold office until the next annual meeting of the Company's stockholders and until the election of their successors. The Board of Directors held 12 meetings during 1994. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and committees of which he was a member held during the period he served on the Board of Directors or committee.

  The standing committees of the Board of Directors are the Audit Committee, the Nominating Committee and the Compensation Committee. The Audit Committee is responsible for providing guidance and oversight in establishing and maintaining adequate internal accounting practices, auditing procedures and financial controls, arranging for appropriate independent public audit, and maintaining satisfactory financial reporting in compliance with applicable law. The Audit Committee met twice during 1994. Its current members are Bruce Ross (Chairman) and William C. Mills III. The Nominating Committee is responsible for investigating, recruiting, and interviewing potential candidates for election to the Board of Directors and for formally nominating for consideration by the full Board of Directors those individuals deemed worthy by the Nominating Committee of election to the Board of Directors. The Nominating Committee did not hold any separate formal meetings during 1994. Its current members are Thomas J. McKearn and William C. Mills III. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the Office of the Corporate Secretary of the Company. The Compensation Committee is responsible for administering the Company's stock option plans, determining the compensation of the officers and certain key employees of the Company, and reviewing compensation policy. The Compensation Committee met four times during 1994. Its current member and Chairman is Charles E. Austin.

DIRECTOR COMPENSATION

  Directors who are not also officers of the Company are paid an annual retainer of $7,500, a fee of $800 for each Board meeting attended ($400 if participation was by telephone), a fee of $250 for each Board committee meeting attended, an annual fee of $500 for serving on any Board committee and an annual fee of $1,000 for serving as chairman of any Board committee. Directors who are also officers of the Company receive no fees or remuneration, as such, for service on the Board or on any committee of the Board. In addition, upon his appointment as Chairman of the Board, the Board of Directors determined Mr. Mills should receive additional annual compensation of $25,000 and an annual stock option to purchase 12,000 shares of Common Stock under the Cytogen Corporation 1989 Employee Stock Option Plan.

  In addition, pursuant to the Directors Plan, each first-time non-employee director of the Company as of the effective date of such director's appointment is granted an option to purchase 5,000 shares of Common Stock. On the day following each annual stockholders' meeting of the Company, each non-employee director who was re-elected at that stockholders meeting is granted an option to purchase 1,000 shares of Common Stock. Under the Directors Plan as proposed to be amended, the number of options directors will be entitled to receive will be increased to 8,000 and 6,000 shares, respectively. Options granted under the Directors Plan are exercisable at a price equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market System on the date of grant, and vest (i.e., first become exercisable) over five years at a rate of 20% for each year of service completed after the option grant. Each director's outstanding options become immediately exercisable in full (i) upon the occurrence of a change of control of the Company, (ii) upon death or disability or (iii) upon resignation or retirement after age 65. Options granted under the Directors Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee during 1994 were Fletcher N. Anderson (Chairman), John M. Pietruski and Robert F. Johnston. Mr. Pietruski chose not to run for re-election to the Board of Directors in 1994, thereby vacating his seat on the Compensation Committee. Upon Mr. Anderson's resignation from the Board of Directors effective January 2, 1995, Charles E. Austin was appointed Chairman of the Compensation Committee and continues in this capacity. On March 28, 1995, Mr. Johnston resigned from the Board of Directors, thereby vacating his seat on the Compensation Committee. None of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. Additional members will be appointed to fill vacancies on the Compensation Committee. Mr. Johnston served as the Company's Chairman of the Board from March 1980 to February 1990 and as President and Chief Executive Officer from July 1988 to February 1989.

                             EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation awarded to, earned by or paid to (i) the Company's Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company, for services rendered to the Company during the Company's fiscal years ended December 31, 1994, January 1, 1994 and January 2, 1993 (referred to in this Proxy Statement as fiscal years 1994, 1993 and 1992).

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                    ANNUAL COMPENSATION(1)                 COMPENSATION
                                    -----------------------            -----------------------
                                                             OTHER                  SECURITIES
                                                            ANNUAL     RESTRICTED   UNDERLYING    ALL OTHER
                             FISCAL                         COMPEN-      STOCK       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY(2)     BONUS    SATION       AWARD       (SHARES)       (1)(3)
- - ---------------------------  ------ ----------------------- -------    ----------   ----------   ------------
Thomas J. McKearn........     1994  $   254,247  $        0 $24,275(4)  $48,550(5)   140,000(9)     $8,262
 President; Chief             1993      220,000      25,000       0           0      120,000         9,806
 Executive Officer            1992      218,000      23,500       0           0       16,000         9,026
James K. Knill(6)........     1994      183,766           0  17,500(7)        0       50,000         7,322
 Vice President of
 Medical Affairs
John D. Rodwell..........     1994      173,289           0       0           0       60,000         8,085
 Vice President, Research     1993      160,000      16,000       0           0       37,500         8,375
 and Development              1992      159,000      17,500       0           0       12,000         8,831
James H. Geddes(8).......     1994      169,862           0       0           0       10,000         3,633
 Vice President, Sales
  and                         1993      160,800      12,000                           40,000         4,094
 Marketing                    1992      166,500      10,000       0           0       12,000         1,862
George W. Ebright........     1994      146,589           0       0           0            0         3,764
 Chairman of the Board        1993      356,200      33,000       0           0            0         7,470
 (until January 1995)         1992      352,000      35,000       0           0       24,000         6,270

- - --------
(1) The value of certain perquisites or personal benefits is not included in the amounts disclosed because they did not exceed for any named individual the lesser of either $50,000 or 10% of total salary and bonus reported for such individual in the Summary Compensation Table.
(2) The amounts disclosed in this column for fiscal year 1994 include amounts that were actually earned in fiscal year 1993, but were not paid until fiscal year 1994, as follows: Dr. McKearn, $4,230; Dr. Rodwell, $3,092; Mr. Geddes, $3,092; and Mr. Ebright, $2,740. These amounts are not reflected in the amounts for fiscal year 1993.
(3) The amounts disclosed in this column include amounts contributed or accrued in fiscal year 1994 under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion, on behalf of Dr. McKearn, $7,620; Dr. Knill, $5,904; Dr. Rodwell, $7,703; Mr. Geddes, $3,000; and Mr. Ebright, $2,932. The amounts disclosed also include insurance premiums paid by the Company in fiscal year 1994 with respect to term life insurance on behalf of Dr. McKearn, $642; Dr. Knill, $1,418; Dr. Rodwell, $382; Mr. Geddes, $633; and Mr. Ebright, $832.
(4) On December 8, 1994, Dr. McKearn and the Company entered into a Stock Compensation and Performance Option Agreement (the "Compensation Agreement"), which provided for the issuance to Dr. McKearn of 30,000 shares of Common Stock in three installments of 10,000 shares in each of 1994, 1995 and 1996. On December 8, 1994, Dr. McKearn received the first installment of 10,000 shares upon payment made equal to the aggregate par value of the shares. The amount included in the Summary Compensation Table reflects the aggregate fair market value of those shares on the date they were purchased by Dr. McKearn ($24,375), less the price paid for the shares ($100).
(5) This amount reflects the aggregate fair market value on December 8, 1994 of the remaining 20,000 shares of restricted stock that were set aside for Dr. McKearn pursuant to the Compensation Agreement

    ($48,750), less the aggregate par value Dr. McKearn will pay for the shares ($200). At the end of fiscal year 1994, Dr. McKearn's total restricted stock holdings consisted of 20,000 shares of Common Stock with a value of $81,050, which figure reflects the fair market value of the shares based upon the closing market price of the Company's unrestricted stock on December 30, 1994 ($81,250), less the aggregate par value Dr. McKearn is obligated to pay for the shares ($200). 10,000 of these shares vested on January 3, 1995 and, so long as Dr. McKearn is employed by the Company at that time, the remaining 10,000 shares will vest on January 3, 1996. The remaining shares of restricted stock are subject to accelerated vesting under certain circumstances, including Dr. McKearn's death, disability or termination without cause or a change in control of the Company. Dividends will be paid on the shares of restricted stock at the same rate as unrestricted shares.
(6) Dr. Knill joined the Company as Vice President of Medical Affairs, effective January 1, 1994.
(7) This amount reflects reimbursement paid to Dr. Knill by the Company in respect of additional taxes incurred by Dr. Knill as a result of his change of residency to accept full-time employment at the Company.
(8) Mr. Geddes served as Vice President, Sales and Marketing of the Company until his resignation effective December 31, 1994.
(9) Pursuant to the Compensation Agreement, the Company granted to Dr. McKearn, effective as of January 3, 1994 (the "Grant Date"), an option to purchase up to 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share (subject to adjustment under certain circumstances). Vesting of this option is at the discretion of the Compensation Committee of the Board of Directors. Under the Compensation Agreement, the Compensation Committee will determine on or about each of the five anniversaries of the Grant Date whether or not to vest an installment equal to 20% of the total number of shares covered by the grant. The Compensation Committee's determination, which is final and binding on Dr. McKearn, is to be based on performance criteria established by the Compensation Committee. Any shares not vested shall be irrevocably cancelled and ineligible for future vesting under the grant. In December 1994, the Compensation
    Committee considered the vesting of the first installment of 20,000 shares and determined that 10,000 shares should vest. Vesting of shares as to which no determination has been made may be accelerated under certain circumstances involving a change in control of the Company. The option may be exercised as to vested shares at any time on or before January 3, 2004. With certain limited exceptions, the option may be exercised only while Dr. McKearn is employed by the Company.

EMPLOYMENT ARRANGEMENTS

    Dr. Thomas J. McKearn, who has served as the Company's President since September 1991, was appointed to serve as the Company's Chief Executive Officer effective January 1, 1994. Dr. McKearn has entered into agreements with the Company pursuant to which he has received (i) base salary of $250,000 in fiscal year 1994, (ii) a restricted stock grant of 10,000 shares in each of 1994 and 1995 (and he will receive an additional 10,000 shares in 1996 so long as he is then employed by the Company), (iii) a stock option granted effective January 3, 1994 to purchase up to an aggregate of 100,000 shares of Common Stock at an exercise price of approximately $6.188 per share, with vesting determined by the Compensation Committee based upon the meeting of certain performance criteria established by the Compensation Committee, and (iv) a $2.3 million split-dollar life insurance policy (described below) effective fiscal year 1995. Vesting of (a) the remaining 10,000 shares of restricted stock described in (ii) above and (b) the shares subject to the options described in (iii) above as to which no determination has been made by the Compensation Committee, may be accelerated under certain circumstances involving a change in control of the Company. Dr. McKearn is also entitled to one year's severance pay if he is dismissed for reasons other than just cause.

  Effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn, having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he repays to the Company the total amount of the premiums paid by the Company in respect of those policies.

  T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a director of the Company. Mr. Madison's services are provided to the Company pursuant to an oral agreement between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder, officer and director. Mr. Madison began providing such services to the Company in October 1993. The arrangement calls for monthly payments of $13,750 plus out-of-pocket expenses. For the year ended December 31, 1994, the Company recorded approximately $179,963 for services rendered and expenses reimbursed under the arrangement. In his capacity as an executive officer of the Company, in 1994, Mr. Madison was also granted options for the purchase of 30,000 shares of Common Stock at an exercise price of $2.688 per share.

  The following table sets forth information regarding individual grants of stock options to the named executive officers during fiscal year 1994:

                       OPTION GRANTS IN FISCAL YEAR 1994

                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                  ASSUMED ANNUAL  RATES OF
                                                                                  STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                          FOR OPTION TERM(4)
                         ----------------------------------------------------- -------------------------------
                                        PERCENT OF
                         NUMBER OF        TOTAL
                         SECURITIES      OPTIONS
                         UNDERLYING     GRANTED TO    EXERCISE OR
                          OPTIONS      EMPLOYEES IN    BASE PRICE   EXPIRATION
   NAME                  GRANTED(1)   FISCAL YEAR(1) (PER SHARE)(3)    DATE      0%        5%          10%
   ----                  ----------   -------------- -------------- ---------- ------------------- -----------
Thomas J. McKearn.......  100,000(2)      12.85          $6.188       1/3/04         0     389,157     986,206
                           40,000          5.14           2.688      12/8/04         0      67,618     171,358
James R. Knill..........   40,000          5.14           6.188       1/3/04         0     155,663     394,482
                           10,000          1.29           2.688      12/8/04         0      16,905      42,840
John D. Rodwell.........   30,000          3.86           6.188      2/16/04         0     116,747     295,862
                           30,000          3.86           2.688      12/8/04         0      50,714     128,519
James H. Geddes(5)......   10,000          1.29           2.688      12/8/04         0      16,905      42,840
George W. Ebright(5)....        0           N/A             N/A          N/A       N/A         N/A         N/A

- - --------
(1) All options granted in fiscal year 1994 to the named executive officers were granted pursuant to the Cytogen Corporation 1989 Employee Stock Option Plan. All options granted in fiscal year 1994 to employees of the Company (778,080) were granted pursuant to the Cytogen Corporation 1989 Employee Stock Option Plan and the 1992 Employee Stock Option Plan II, as amended. Except for the options to purchase 100,000 shares granted to Dr. McKearn (described below), all of the options granted to the named executive officers vest over five years at the rate of 20% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions, such as a change in control of the Company. If any employee is terminated within one year after a change in control, and if the market price of Common Stock at the time of termination is less than the market price at the time of the change in control, the exercise price will be adjusted to reflect the difference between the market prices on those two dates. The maximum term of each option granted is 10 years from the date of grant.

(2) Pursuant to the Compensation Agreement, the Company granted to Dr. McKearn an option to purchase up to 100,000 shares of Common Stock. Vesting of this option is at the discretion of the Compensation Committee. Under the Compensation Agreement, the Compensation Committee will determine on or about each of the five anniversaries of the Grant Date whether or not to vest an installment equal to 20% of the total number of shares covered by the grant. The Compensation Committee's determination, which is final and binding on Dr. McKearn, is to be based on performance criteria established by the Compensation Committee. Any shares not vested shall be irrevocably cancelled and ineligible for future vesting under the grant. In December 1994, the Compensation Committee considered the vesting of the first installment of 20,000 shares and determined that 10,000 shares should vest. Vesting of shares as to which no determination has been made may be accelerated under certain circumstances involving a change in control of the Company. The option may be exercised as to vested shares at any time on or before January 3, 2004. With certain limited exceptions, the option may be exercised only while Dr. McKearn is employed by the Company.
(3) The exercise price of all stock options granted during the last fiscal year is equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market System on the respective dates the options were granted.
(4) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.
(5) Mr. Geddes resigned from the Company effective December 31, 1994. Mr. Ebright served as the Company's Chairman of the Board until January 1995.

  The following table sets forth information regarding aggregated exercises of stock options by the named executive officers during fiscal year 1994 and fiscal year-end values of unexercised options:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FY-END        AT FY-END(1)
                                                             ---------------------- ---------------------
                                                                                             ($)
                           SHARES ACQUIRED                        EXERCISABLE/          EXERCISABLE/
           NAME              ON EXERCISE   VALUE REALIZED($)     UNEXERCISABLE          UNEXERCISABLE
           ----            --------------- ----------------- ---------------------- ---------------------
Thomas J. McKearn.........         0                0               134,400/               $1,562/
                                                                    256,600                49,980
James R. Knill............         0                0                     0/                    0/
                                                                     50,000                12,495
John D. Rodwell...........         0                0                48,400/                  944/
                                                                    105,200                37,485
James H. Geddes(2)..........       0                0                66,800/                    0/
                                                                     85,200                12,495
George W. Ebright(2)......         0                0               143,600/               15,000/
                                                                     30,400                     0

- - --------
(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of the options at fiscal year-end. The fair market value of a share of Common Stock (calculated as the mean of the high and low sale prices as reported on the Nasdaq National Market System) on December 30, 1994 was $3.9375.
(2) Mr. Geddes resigned from the Company effective December 31, 1994. Mr. Ebright served as the Company's Chairman of the Board until January 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

  The Company's compensation to its executive officers consists of three principal components: (i) base salary and benefits, (ii) bonus and (iii) stock option grants. Decisions as to all components are made as part of an annual review process conducted by the Company's Compensation Committee in December of each year.

  The principal objectives taken into account by the Compensation Committee in making bonus and stock option awards for 1994 and in establishing base salary levels for 1995 were as follows:

  . The need to attract and retain qualified management personnel by providing competitive compensation.

  .  The need to create meaningful performance incentives for management.

  Generally, the Compensation Committee seeks to achieve the first objective by monitoring general market conditions, and the second objective by use of stock option awards and, occasionally, stock grants. Cash bonuses are also used to achieve the second objective.

  As reported in last year's Proxy Statement, base salaries for 1994 for the executive management group were established in each case based on (i) a survey, prepared by management, of salaries paid at peer companies; (ii) analysis of the impact of inflation and other economic conditions; and (iii) the Company's performance during the preceding year. Several factors were taken into account in assessing corporate performance at the time 1994 base salaries were set. These included the domestic launch of marketing efforts for the Company's first approved product, OncoScint CR/OV, and the acquisition of an exclusive license in the United States for Samarium EDTMP (an agent for the relief of bone pain in patients with cancer metastases), followed by a restructuring and refocus of strategic planning, along with lower than expected domestic sales. In addition, the Company's market capitalization had declined from its level at the beginning of the year, in line with a general decline in the stock prices of public biotechnology companies.

  In evaluating base salaries for 1995 for the executive management group, the Compensation Committee based its decisions not only on a comparison of compensation at peer companies and the impact of external economic conditions, but also focused heavily on the Company's performance during 1994. With the exception of two additions, the basic group of peer companies used for the updated survey of salaries for management is the same as last year. Those peer companies are health care and biopharmaceutical companies with operations in the central New Jersey area, as well as companies included in the Biotechnology Industry Organization survey. In addition, the Compensation Committee considered an opinion rendered by an independent outside compensation consultant, who confirmed the reasonableness of the Company's findings in its updated survey for management.

  After evaluating management's survey, the consultant's opinion, and the measurement of the Company's 1994 corporate performance as discussed below, the Compensation Committee determined in December 1994 not to increase base salaries of executive management for 1995 (as compared to the 4.68% increase (excluding the Chief Executive Officer) awarded the year before). The Compensation Committee further determined not to award any bonuses for the executive management group, also based upon corporate performance as discussed below.

  In assessing 1994 performance, the Compensation Committee took into consideration the low level of sales of the Company's colorectal and ovarian cancer imaging product, the Company's inability to maintain the clinical development schedules for both Samarium EDTMP and the prostate cancer imaging agent, and, finally, the Company's failure to complete in 1994 the merger with CytoRad Incorporated. Against these factors were weighed the reacquisition of marketing rights to the Company's colorectal and ovarian cancer imaging product from Knoll Pharmaceutical Company and the signing of a co-marketing agreement with The DuPont Merck Pharmaceutical Company.

  Absent bonus awards and an increase in base salaries for the executive management group, the Compensation Committee felt it desirable to create and maintain incentives for executives within the Company and sought to do so primarily by providing them with stock option grants (some of which are shown in the options grant table contained in this Proxy Statement). The stock option grants received by management were set taking into account the comparison of practices at peer group companies contained in the updated survey for management, along with the amount and terms of past stock option awards. When compared to available surveys, the stock options awarded to the Chief Executive Officer and to the rest of the executive officers were reported to be at the median level awarded by the peer group companies to respective executives.

  The factors taken into account by the Compensation Committee in determining the Chief Executive Officer's compensation for 1994 included all the factors applied to the management group as a whole, as described above. The Compensation Committee believes the Chief Executive Officer's role has a greater individual significance for the Company than that of the other members of the Company's management team. Although the base salary of the Chief Executive Officer, Dr. Thomas J. McKearn, was at the median for salaries awarded to chief executive officers within the peer group companies in the updated survey for management, Dr. McKearn received neither an increase in salary for 1995 nor a cash bonus for 1994. However, the Company did execute the Stock Compensation and Performance Option Agreement with Dr. McKearn in 1994. Under the terms of this agreement, Dr. McKearn has received 10,000 shares of restricted Common Stock in each of 1994 and 1995 and will receive an additional 10,000 shares in 1996 so long as he is then employed by the Company. Dr. McKearn also received under this agreement a grant of stock options to purchase up to an aggregate of 100,000 shares under the Cytogen Corporation 1989 Employee Stock Option Plan, the incremental vesting of which will be determined by the Compensation Committee based upon performance. In December 1994, the Compensation Committee considered the vesting of the first installment of 20,000 shares and determined that 10,000 shares should vest. In addition, effective March 15, 1995, the Company and Dr. McKearn entered into a Split Dollar Collateral Assignment Agreement. Under this agreement, the Company will be responsible for the payment of all premiums due for two life insurance policies on the life of Dr. McKearn having a total face value of $2.3 million. Dr. McKearn has assigned to the Company certain specific rights in the policies, including, among other things, the right to receive any insurance proceeds in excess of $2,000,000, and upon surrender of the policies by Dr. McKearn, the right to receive 100% of the cash surrender value up to an amount equal to the total premiums paid by the Company. Dr. McKearn remains the owner of these policies only until the termination of his employment with the Company, unless he then repays to the Company the total amount of the premiums paid by the Company in respect of those policies.

                                          COMPENSATION COMMITTEE
                                          Charles E. Austin
                                          (Chairman)

                               PERFORMANCE GRAPH

  The following Performance Graph compares the Company's cumulative total stockholder return on the Common Stock for a five-year period (December 30, 1989 to December 31, 1994) with the cumulative total return of the NASDAQ U.S. Stocks Index and the NASDAQ Pharmaceutical Index, a broad index of biopharmaceutical and pharmaceutical companies similar in capitalization and stage of corporate development to the Company.*



                             [GRAPH APPEARS HERE]


- - --------------------------------------------------------------------------------
                               1989     1990     1991    1992    1993    1994
- - --------------------------------------------------------------------------------
Cytogen Corporation          $100.00  $193.62  $314.89 $374.47 $102.13 $ 69.15
- - --------------------------------------------------------------------------------
NASDAQ U.S. Stocks Index     $100.00  $ 84.92  $136.26 $158.58 $180.93 $176.91
- - --------------------------------------------------------------------------------
NASDAQ Pharmaceutical Index  $100.00  $127.28  $338.23 $281.67 $251.02 $189.09
- - --------------------------------------------------------------------------------

Assumes $100 invested on December 29, 1989 in Cytogen Common Stock, NASDAQ U.S. Stocks Index and NASDAQ Pharmaceutical Index
*Total return assumes reinvestment of dividends

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 30, 1995, based on information obtained from the persons named below, with respect to the beneficial ownership of the Company's Common Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, by each director and nominee, by each executive officer named in the Summary Compensation Table, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The number of shares set forth below includes those shares issuable pursuant to options which are exercisable within 60 days of March 30, 1995.

                                                         NUMBER      PERCENTAGE
    NAME AND ADDRESS                                    OF SHARES     OF CLASS
    ----------------                                    ---------    ----------
State of Wisconsin Investment Board
 P.O. Box 7842
 Madison, Wisconsin 53707.............................. 2,130,000       6.68%
Fletcher Capital Markets, Inc.
 c/o Harvard Management Company, Inc.
 600 Atlantic Avenue
 Boston, MA 02210...................................... 1,947,389(3)    5.76%
Thomas J. McKearn(1)(4)................................   494,400       1.54%
George W. Ebright(1)...................................   163,600        *
John D. Rodwell(1)(2)(4)...............................   121,400        *
T. Jerome Madison(1)(4)................................    98,844        *
James H. Geddes(1)(4)..................................    66,800        *
William C. Mills III(1)................................    27,710        *
James R. Knill(1)(4)...................................     8,000        *
Bruce R. Ross(1).......................................     1,200        *
Charles E. Austin......................................       500        *
Robert F. Hendrickson..................................         0        *
Donald E. O'Neill......................................         0        *
All executive officers and directors as a group (14
 persons)(1)...........................................   997,964       3.09%

- - --------
*Indicates amount is less than 1%.

(1) Includes shares of Common Stock which the named persons have the vested right to acquire upon the exercise of stock options, as of March 30, 1995, as follows: Dr. McKearn: 144,400 shares; Mr. Ebright: 143,600; Dr. Rodwell:
    54,400; Mr. Madison: 15,000; Mr. Geddes: 66,800; Mr. Mills: 17,000; Mr.
    Knill: 8,000; and Mr. Ross: 1,200. Group number includes the shares of Common Stock which the named persons and the following executive officers have the vested right to acquire upon the exercise of stock options, as of March 30, 1995: Pamela M. Murphy: 2,500 and Richard Murawski: 8,000 shares.
(2) Includes 7,000 shares held by Dr. Rodwell's wife as custodian for two children under the Pennsylvania Uniform Gift to Minors Act. Dr. Rodwell disclaims beneficial ownership of the 7,000 shares held by his wife.
(3) Fletcher Capital Markets, Inc. ("Fletcher") acquired an option to purchase shares of Common Stock under the terms of an investment agreement with the Company pursuant to which Fletcher purchased 1,400,000 shares of Common Stock and received the option, exercisable until August 12, 1995, for the purchase of that number of shares which together with the 1,400,000 shares already purchased would represent up to 9.9% of the outstanding Common Stock. This number reflects the maximum number of shares of Common Stock issuable to Fletcher if the option had been exercised as of March 30, 1995.

(4) The Securities Exchange Act of 1934, as amended, requires the Company's directors and officers to file with the Securities and Exchange Commission reports of changes in ownership of Common Stock on a Form 4 (or Form 5), which was inadvertently filed late with respect to certain options to purchase shares of Common Stock granted in December 1994 to each named person and to Richard Murawski and Richard J. Walsh. In addition, Pamela M. Murphy, who became an executive officer of the Company in December 1994 filed a late Form 3 with respect to her ownership of Common Stock.

                              CERTAIN TRANSACTIONS

  In 1992, the Company entered into a series of transactions with CytoRad Incorporated, a Delaware corporation ("CytoRad") in connection with a public offering by the Company and CytoRad of 4,025,000 units. Each unit consisted of one share of the callable common stock of CytoRad and one warrant to purchase one share of the Company's Common Stock. All of the net proceeds of the units offering were paid to CytoRad. William J. Ryan, the Vice President, General Counsel and Secretary of the Company at the time of the public offering, served as the Chairman of the Board of Directors and Secretary to CytoRad. Mr. Ryan resigned from his positions at the Company effective March 1, 1994. On July 29, 1994, the Company and CytoRad announced an agreement, in principal, to merge the two companies. On November 15, 1994, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with CytoRad to purchase all of CytoRad's outstanding units. Pursuant to the Merger Agreement, on January 20, 1995, the Company commenced an exchange offer to exchange for each CytoRad unit
(i) 1.5 shares of the Company's Common Stock, (ii) a warrant to acquire one share of the Company's Common Stock for $8.00 that expires January 31, 1997, and (iii) a contingent value right ("CVR") to receive, under certain circumstances and at no additional cost, up to one-half share of the Company's Common Stock based on certain market valuations during a period prior to January 31, 1997.

  On February 23, 1995, the Company's stockholders approved the issuance of the Company's securities necessary to effect the acquisition of CytoRad. On February 24, 1995, the Company announced that it had completed the exchange offer, pursuant to which approximately 93% of the outstanding CytoRad units were validly tendered. On February 27, 1995, the Company issued 5,622,698 shares of Common Stock, 3,748,468 CVRs and 3,748,468 warrants pursuant to the exchange offer. In addition, the Company announced on February 27, 1995 that it had completed its acquisition of CytoRad by merging CytoRad with and into a wholly-owned subsidiary of the Company. Holders of CytoRad common stock who did not tender their CytoRad units in the exchange offer became entitled to receive as a result of the merger one and one-half shares of the Company's Common Stock and one CVR for each share of CytoRad common stock owned thereby. Although the 276,532 previously issued Cytogen warrants forming a part of CytoRad units not tendered in the exchange offer will remain outstanding after the merger, the Company has agreed that such warrants will be exercisable at $8.00 per warrant share pursuant to the terms of the Merger Agreement. As a result of the merger, the Company reacquired the product rights to the prostate, ovarian and bladder products it had previously licensed to CytoRad. In addition, the Company will not recognize any further contract revenues from CytoRad and $11.7 million of CytoRad's cash and securities were transferred to the Company.

  T. Jerome Madison is Vice President, Chief Financial Officer, Secretary and a director of the Company. Mr. Madison's services are provided to the Company pursuant to an oral agreement between the Company and Somerset Central Corporation, a New Jersey corporation of which Mr. Madison is the sole stockholder, officer and director. The arrangement calls for monthly payments of $13,750 plus out-of-pocket expenses. For the year ended December 31, 1994, the Company recorded approximately $179,963 for services rendered and expenses reimbursed under the arrangement. In his capacity as an executive officer of the Company, in 1994, Mr. Madison was also granted options for the purchase of 30,000 shares of Common Stock at an exercise price of $2.688 per share.

ITEM 2. APPROVAL OF AMENDMENTS TO 1988 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

INTRODUCTION

  Subject to stockholder approval, the Board of Directors has approved the adoption of amendments to the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors to increase the number of shares of Common Stock as to which options may be granted (i) to newly-appointed directors from 5,000 to 8,000 shares and (ii) to re-elected directors from 1,000 to 6,000 shares (collectively, the "Directors Options"). The Board of Directors has also adopted an amendment to the Directors Plan to limit the number of times that the Board of Directors may amend the Directors Plan under certain circumstances.

  The Board of Directors approved the adoption of the Directors Plan in 1988 and the stockholders approved its adoption at the 1989 stockholders' meeting. The principal purpose of the Directors Plan is to provide for automatic, non-discretionary grants of stock options to non-employee or "outside" directors. The Board of Directors believes this is the most appropriate means of giving outside directors a meaningful stake in the future of the Company while minimizing any potential conflict of interest with respect to the granting of stock options. To better further this purpose, the Board of Directors recommends a vote FOR the proposed amendments to increase the number of shares underlying Directors Options automatically granted under the Directors Plan.

  The following chart sets forth the benefits that would have been received by all current directors who are not executive officers as a group (as of March 31, 1995) for fiscal year 1994, if the Directors Plan as proposed to be amended had then been in effect:

                               NEW PLAN BENEFITS

                                                     1988 STOCK OPTION PLAN
                                                 FOR NON-EMPLOYEE DIRECTORS(1)
                                                --------------------------------
      NAME AND POSITION                         DOLLAR VALUE($) NUMBER OF SHARES
      -----------------                         --------------- ----------------
Non-Executive Director Group (4 persons)(2)....       $ 0(3)         24,000(1)

- - --------
(1) The New Plan Benefits chart assumes that each current non-executive director was such a non-executive director (and eligible to receive Directors Options) on May 25, 1994, the day after the 1994 stockholders' meeting when the annual non-discretionary grant of options occurred. On that date, under the Directors Plan then in effect, each member of the group would have received options to purchase 1,000 shares per director or an aggregate of 4,000 shares. On that date, under the Directors Plan as proposed to be amended, each member of the group would have received options to purchase 6,000 shares or an aggregate of 24,000 shares.
(2) The group includes Messrs. Austin, Ebright, Hendrickson and Ross.
(3) The options granted under the Directors Plan on May 25, 1994 have an exercise price of $4.375. The closing price of Common Stock reported on the Nasdaq National Market System for March 31, 1995 was $3.0625; therefore, the options that would have been granted as set forth in the New Plan Benefits chart are not in-the-money.

  All current directors who are not executive officers, as a group, have received options to purchase 16,000 shares of Common Stock under the Directors Plan as currently in effect. Each nominee for election as a director has received options to purchase shares of Common Stock under the Directors Plan, as follows: William C. Mills III, 11,000 shares; Charles E. Austin, 5,000 shares; Robert F. Hendrickson, 5,000 shares; T. Jerome Madison, 0 shares; Thomas J. McKearn, 0 shares; Bruce Ross, 6,000 shares; and Donald E. O'Neill, 0 shares. Robert F. Johnston, who resigned from the Board of Directors effective March 1995, received options to purchase 11,000 shares of Common Stock under the Directors Plan.

  The following summary description of the Directors Plan, as proposed to be amended, is qualified in its entirety by the prospectus covering the shares available for issuance pursuant to Directors Options, and by the full text of the Directors Plan, as amended, copies of which may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

THE DIRECTORS PLAN

  Purposes. The purposes of the Directors Plan are to further the interests of the Company by retaining the services of persons serving as non-employee directors of the Company, attracting and retaining the services of persons capable of serving on the Board of Directors of the Company and providing incentives for such persons to exercise maximum efforts to promote the success of the Company.

  Eligibility. Directors Options are granted under the Directors Plan only to persons who on the date of grant of the option are directors but not employees of the Company.

  Administration. The Directors Plan is administered by the Board of Directors or a committee appointed by the Board of Directors.

  Option Provisions. The grants of Directors Options under the Directors Plan are non-discretionary. Under the Directors Plan as proposed to be amended, each person who is appointed a director on or after May 23, 1995 and who (i) has not previously served as a director and (ii) is a not an employee as of the effective date of the appointment, will be granted an option to purchase 8,000 shares of Common Stock, as of the effective date of appointment as a director. On the day following each annual meeting of stockholders of the Company, commencing with the 1995 annual meeting, each person who is on that date a non-employee director and was re-elected at that meeting will be granted an option to purchase 6,000 shares of Common Stock. Directors Options granted pursuant to the Directors Plan will be granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

  All Directors Options issued under the Directors Plan will be non-qualified stock options. All will expire ten years after the date of grant, and all will be exercisable in accordance with a phased vesting schedule in increments of 20% per year beginning one year after the date of grant. Thus, for example, the holder of a Directors Option for 6,000 shares issued under the Directors Plan may acquire 1,200 shares beginning one year after the date of issuance, 2,400 shares beginning two years after the date of issuance, and so on. This vesting schedule is subject to acceleration (i.e., the option becomes exercisable with respect to 100% of the shares it covers) on the occurrence of a merger, tender offer and certain other change-of-control situations, and on voluntary retirement after age 65.

  Directors Options granted under the Directors Plan will be exercisable only while the optionee is a director and within three months after he ceases to be a director, except that if an optionee ceases to be a director because of death or disability, (i) the option may be exercised up to one year after the termination of service and (ii) it may be exercised in full (i.e., without regard to the vesting schedule referred to above). Directors Options will be non-transferrable other than by will or by operation of the laws of descent and distribution. In the event of the death of the optionee, the option will be exercisable by his estate.

  Consideration. Recipients of Directors Options will not pay for them. Options granted under the Directors Plan are exercisable at a price equal to the mean of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market System on the date of grant. The price due upon exercise of Directors Options will be payable in full in cash at the time of exercise. The closing price of Common Stock reported on the Nasdaq National Market System for March 31, 1995 was $3.0625.

  Number of Shares. The maximum number of shares of Common Stock as to which options may be granted under the Directors Plan is 100,000. At March 31, 1995, 54,000 shares remained available for future option grants under the Directors Plan. Shares issuable upon expiration, cancellation or surrender of unexercised Directors Options become available again for this purpose. The number of shares and the exercise price of Directors Options granted under the Directors Plan will be subject to adjustment in certain events, including reorganizations or reclassifications of the Common Stock, in order to prevent dilution of the optionee's rights.

  The Directors Plan will terminate on November 30, 1998, unless sooner terminated. The Board of Directors may suspend or terminate the Directors Plan, and may amend the Directors Plan, except that the approval of the Company's stockholders will be required for any amendment involving (i) an increase in the maximum number of shares of Common Stock which may be issued on exercise of Directors Options granted under the Directors Plan; (ii) a change in the times at which Directors Options are required to be granted, the number of Directors Options required to be granted or the provisions of Directors Options required to be granted under the Directors Plan; or (iii) any change in the categories of persons eligible to receive Directors Options under the Directors Plan. Notwithstanding the foregoing, under the Directors Plan as proposed to be amended, the Board of Directors may not, more than once in any six month period (other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), amend any provision of the Directors Plan
(i) regarding the eligibility of directors to receive Directors Options, (ii) stating the amount and price of securities into which Directors Options are exercisable, or (iii) specifying the timing of the grant of Directors Options.

TAX INFORMATION

  Under the Directors Plan, only non-qualified stock options may be issued. An optionee recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, an optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares over the exercise price and the Company will be entitled to a corresponding deduction. (Special rules apply in the case of a non-qualified option exercise by an optionee who is subject to the short-swing profit recapture rules of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Upon sale of the option shares, an optionee will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year, equal to the difference between the sale price of the shares and the fair market value of the shares on the date the optionee recognizes income with respect to the option exercise.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION
                    OF THE AMENDMENTS TO THE DIRECTORS PLAN.

ITEM 3. APPROVAL OF ADOPTION OF THE 1995 STOCK OPTION PLAN

INTRODUCTION

  The Board of Directors has adopted and recommends that the stockholders approve the Cytogen Corporation 1995 Stock Option Plan. The purposes of the 1995 Plan are to further the interests of the Company by retaining the services of persons now serving as officers and other employees of the Company, attracting and retaining the services of persons capable of serving as officers and employees of the Company and providing incentives for such employees to exert maximum efforts to promote the success of the Company.

  The Company has been granting options to purchase Common Stock to certain of its eligible officers and key employees since 1982 pursuant to the Cytogen Corporation 1989 Employee Stock Option Plan and its predecessors (as amended, the "1989 Plan"). The maximum number of shares of Common Stock as to which options may be granted under the 1989 Plan is 3,100,000. At March 31, 1995, options to purchase 1,295,820 shares were outstanding and 1,106,815 shares remained as to which options may be granted under the 1989 Plan. However, since September 1992, options qualifying as "incentive stock options" under Section 422A of the Code may no longer be granted under the 1989 Plan. Accordingly, to better further the purposes of attracting and retaining officers and employees through the grant of incentive stock options, the Board of Directors has adopted the 1995 Plan to replace the 1989 Plan for future grants of options and recommends a vote FOR the proposed adoption of the 1995 Plan. Under the 1995 Plan, eligible optionees may be granted either incentive stock options or non-qualified stock options.

  The Board of Directors intends to suspend the issuance of additional options under the 1989 Plan upon the approval of the 1995 Plan, although all options then outstanding under the 1989 Plan will remain outstanding until exercised or earlier terminated. Subject to certain adjustments, the maximum number of shares of Common Stock as to which options may be granted under the 1995 Plan is 2,402,635 shares, reduced by the number of outstanding options granted under the 1989 Plan that are exercised after the effective date of the 1995 Plan. Therefore, the maximum number of shares of Common Stock issuable upon exercise of options that may be granted under the 1995 Plan, when taken together with the maximum number of shares issuable upon exercise of options currently outstanding under the 1989 Plan plus the number of shares previously issued upon exercise of options granted under the 1989 Plan, will not exceed the aggregate of 3,100,000 shares previously authorized for issuance by the Company's stockholders.

  The following summary description of the 1995 Plan is qualified in its entirety by the full text of the 1995 Plan, copies of which may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

THE 1995 PLAN

  Eligibility. Options may be granted under the 1995 Plan only to persons who either are officers or employees of the Company or have agreed to become officers or employees of the Company and, in either case, are determined by the Committee, designated by the Board of Directors (the "Committee"), to be of substantial importance to the Company (the "Optionees"). It is not possible to state at this time which officers or employees will be granted options under the 1995 Plan or the benefit or value of such options, since these matters will be determined by the Committee based on level of responsibility, compensation and contribution to the Company's success.

  Administration. The Committee is authorized to interpret and administer the 1995 Plan, to select employees to whom options will be granted, to determine the time when options will be granted and the terms and provisions of the options (which may differ from one another), and to adopt and make changes in the rules and regulations for carrying out the 1995 Plan. The Committee members must be Board members who are not employees of the Company and who are not eligible to participate in the 1995 Plan. The Board of Directors may amend the 1995 Plan, except that stockholder approval is required to increase the maximum number of shares of Common Stock that may be issued on exercise of options granted under the 1995 Plan, change the categories of persons eligible to receive options, increase the limit on the number of shares that may be granted per Optionee, or to take any other action that requires stockholder approval under Section 16(b) of the Exchange Act.

  Grants. No eligible employee may be granted options to purchase more than 200,000 shares in any one calendar year. Under the 1995 Plan, eligible optionees may be granted either incentive stock options or non-qualified stock options. Incentive stock options are intended to be "incentive stock options" under Section 422A of the Code; non-qualified stock options are those options which do not qualify under Section 422A of the Code. The exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the shares of Common Stock on the date of grant, although the exercise price of a non-qualified stock option may be less than such fair market value. The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which incentive stock options are first exercisable by an Optionee during any calendar year may not exceed $100,000.

  The mere grant of an option does not require any consideration from the Optionee. The Committee may, in its discretion, provide that payment of the exercise price of an option may be made in cash, previously-owned shares of Common Stock or an interest-bearing promissory note.

  Options will be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of grant. Except as otherwise determined by the Committee, options granted under the 1995 Plan will be exercisable only while the Optionee is employed by the Company and within three months after termination of employment generally or within 12 months after termination of employment by reason of death or disability. All options granted under the 1995 Plan are non-transferable other than by will or by operation of the laws of descent and distribution. In the event of the death of an Optionee, the option will be exercisable by his estate.

  If an option expires or is cancelled or surrendered without being exercised in full, the number of shares as to which the option is not exercised will once again become shares as to which new options may be granted.

  The total number of option awards under the 1995 Plan is limited to 2,402,635 shares, which equals approximately 7.54% of total outstanding shares of Common Stock as of March 31, 1995. This total number will be reduced by the number of outstanding options granted under the 1989 Plan that are exercised after the effective date of the 1995 Plan (so that when taken together with the number of outstanding options granted under the 1989 Plan so exercised, the total number of shares issuable under the 1995 Plan and upon exercise of outstanding options under the 1989 Plan will not exceed 2,402,635). The closing price of Common Stock reported on the Nasdaq National Market System for March 31, 1995 was $3.0625.

  Term. The 1995 Plan will become effective as of March 28, 1995 subject to stockholder approval, and will remain in effect for ten years thereafter or until sooner terminated by the Board of Directors.

  Performance-Based Compensation. The 1995 Plan permits grants of options to eligible employees that qualify as "performance-based compensation" under section 162(m) of the Code. It is intended that all compensation income recognized by Optionees who are subject to Section 162(m) of the Code as the result of the exercise of options or the disposition of Common Stock acquired on exercise of options will be considered performance-based compensation excludable from such Optionee's "applicable employee remuneration" pursuant to section 162(m) of the Code. Therefore, the exercise price for such options shall not be less than the fair market value of the Common Stock on the date of grant. The provisions of the 1995 Plan will be interpreted and applied by the Committee insofar as possible to comply with Section 162(m) of the Code.

FEDERAL TAX TREATMENT

  Under the present federal tax laws, the federal income tax treatment of options under the 1995 Plan is as follows:

  An Optionee recognizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. If an Optionee sells shares acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale will be long-term capital gain or loss. The Company will not be entitled to take a deduction as a result of any such sale. If an Optionee disposes of such shares before complying with requisite holding periods, the Optionee will recognize ordinary income and the Company will be entitled to a corresponding deduction.

  An Optionee recognizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, an Optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares over the exercise price, and, provided that the applicable conditions of Section 162(m) of the Code are met, the Company will be entitled to a corresponding deduction. (Special rules apply in the case of a non-qualified option exercise by an Optionee who is subject to the short-swing profit recapture rules of Section 16(b) of the Exchange Act.) Upon sale of the option shares, an Optionee will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year, equal to the difference between the sale price of the shares and the fair market value of the shares on the date the Optionee recognizes income with respect to the option exercise.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
                  THE ADOPTION OF THE 1995 STOCK OPTION PLAN.

ITEM 4. RATIFICATION OF APPOINTMENT OF AUDITORS

  Subject to stockholder ratification, the Board of Directors has reappointed the firm of Arthur Andersen LLP as independent public accountants to audit the Company's books and accounts for fiscal year 1995. If the stockholders do not ratify this appointment, the appointment may be reconsidered by the Board of Directors.

  Arthur Andersen LLP has audited the Company's books since 1982. Audit services provided by the firm for the year ended December 31, 1994 included the audit of the Company's financial statements and consultation with respect to filings with the Securities and Exchange Commission and other matters related to accounting and financial reporting. Representatives of Arthur Andersen LLP are expected to be present at the 1995 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH RATIFICATION

ITEM 5. OTHER BUSINESS

  The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                          FUTURE STOCKHOLDER PROPOSALS

  The Company must receive at the Office of the Corporate Secretary any proposal which a stockholder wishes to submit to the 1996 Annual Meeting of Stockholders before December 20, 1995, if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

                                          T. Jerome Madison,
                                          Secretary

April 18, 1995

                   [LOGO OF CYTOGEN CORPORATION APPEARS HERE]

                        Notice of 1995 Annual Meeting
                              and Proxy Statement

                                                                      Appendix A
                                                                      ----------

                  CYTOGEN CORPORATION 1988 STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS

                                Amendment No. 1
                                ---------------

           Pursuant to the power reserved to it in Section 14 of the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors (the "Plan"), the Board of Directors of Cytogen Corporation hereby amends the Plan as follows:

           1. SECTION 6(c) is hereby amended by adding the following to the end thereof:

     Notwithstanding the foregoing, each person who first meets the eligibility conditions described above on or after May 23, 1995 shall be granted an Option to purchase 8,000 shares of Common Stock as of the effective date of the appointment as a director of the Company.

           2. SECTION 6(d) is hereby amended by adding the following to the end thereof:

     On the day following each annual meeting of the stockholders of the Company, commencing with the 1995 annual meeting, each person who is on that date an Eligible Director and was re-elected at that meeting shall be granted an Option to purchase 6,000 shares of Common Stock.

           3. SECTION 12 is hereby amended by adding the following to the end thereof:

     Notwithstanding the foregoing, the Board of Directors may not, more than once in any six month period (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), amend any provision of this Plan (i) regarding the eligibility of directors to receive Options, (ii) stating the amount and price of securities into which Options are exercisable, or (iii) specifying the timing of the grant of Options.

           4. This Amendment No. 1 to the Plan shall be effective only after approval of a majority of the Company's stockholders as set forth in Section 14 of the Plan.

           To record the adoption of this Amendment No. 1, the Company has caused its authorized officers to affix its corporate name and seal this _____
day of _____________, 1995.


CORPORATE SEAL                      CYTOGEN CORPORATION


Attest:__________________               By:___________________________________

                                                                      Appendix B
                                                                      ----------




                              CYTOGEN CORPORATION

                            1995 STOCK OPTION PLAN




                                         Date Adopted: March 28, 1995

                              CYTOGEN CORPORATION

                            1995 STOCK OPTION PLAN


1.   Purpose; Effective Date.

     (a) The purposes of this Plan are to further the interests of Cytogen Corporation (the "Company") by retaining the services of persons now serving as officers and other employees of the Company, attracting and retaining the services of persons capable of serving as officers and employees of the Company and providing incentives for such employees to exert maximum efforts to promote the success of the Company.

     (b) The effective date of this Plan is March 28, 1995. This Plan will become effective on that date, subject to approval of the Plan not later than September 30, 1995 by a majority of the votes cast at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan. Nothing in this Plan shall affect the rights or obligations of holders of options granted under any other Company stock option plan.

2.   Definitions.

     Whenever used in this Plan, the following terms will have the meanings set forth in this paragraph:

     "Board of Directors" means the Board of Directors of the Company.
     --------------------

     "Code" means the U.S. Internal Revenue Code of 1986, as amended.
     ------

     "Committee" means the committee described in paragraph 3.
     -----------

     "Common Stock" means the common stock, par value $. 01 per share, of the
     --------------
Company.

     "Date of Grant" means with respect to any Option the date the Committee
     ---------------
approves the grant of the Option or such later date as may be specified by the Committee as the date the option will become effective.

     "Disinterested Director" means a member of the Board who is a
     ------------------------
"disinterested person" within the meaning of Rule 16b-3(d)(3) under the Securities Exchange Act of 1934, or any successor provision.


     "Employee" means any person employed by the Company (including, without
     ----------
limitation, a person employed by the Company who is also an officer or director of the Company).

     "Exercise Price" means with respect to any Option the price per share which
     ----------------
must be paid upon exercise of the Option.

     "Fair Market Value" means (i) if the Common Stock is traded in a market in
     -------------------
which actual transactions are reported, the mean of the high and low prices at which the Common Stock is reported to have traded on the relevant date in all markets on which trading in the Common Stock is reported, or if there is no reported sale of the Common Stock on the relevant date, the mean of the highest reported bid price and lowest reported asked price for the Common Stock on the relevant date, (ii) if the Common Stock is Publicly Traded but only in markets in which there is no reporting of actual transactions, the mean of the highest reported bid price and the lowest reported asked price for the Common Stock on the relevant date, or (iii) if the Common Stock is not Publicly Traded, the value of a share of Common Stock as determined by the most recent valuation prepared by an independent expert at the request of the Committee.

     "Incentive Stock Option" means any Option that at the time of the grant
     ------------------------
qualifies and is designated as an incentive stock option within the meaning of
Section 422 of the Code.

     "Non-Qualified Option" means any Option that is not an Incentive Stock
     ----------------------
Option.

     "Option" means any Incentive Stock Option or Non-Qualified Option granted
     --------
under this Plan.

     "Option Agreement" means an agreement in such form as may be determined by
     ------------------
the Committee, executed and delivered by the Company to the holder of any Option with respect to that Option.

     "Outside Director" means a member of the Board who is not a current
     ------------------
employee of the Company (or a related entity), is not a former employee who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan), was not an officer of the Company at any time, and is not currently receiving remuneration, either directly or indirectly, in any capacity other than as a director.

     "Plan" means the Cytogen Corporation 1995 Stock Option Plan.
     ------

     "Publicly Traded" means, with respect to any class of stock, that the class
     -----------------
of stock is required to be registered under Section 12 of the Securities Exchange Act of 1934, as amended, or that stock of that class has been sold within the preceding 12 months in an underwritten public offering.

     "Ten Percent Shareholder" means, with respect to the grant of any Option, a
     -------------------------
person who at the Date of Grant is the beneficial owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

     "Termination of Employment" means the time when the employee-employer
     ---------------------------
relationship between an Employee and the Company ceases to exist for any reason, or the time when an officer who is not also an Employee ceases to be an officer of the Company for any reason, including, but not limited to, a termination by resignation, discharge, death, Total Disability or retirement. Any leave of absence taken with the consent of the Company for a period of not more than 90 days shall not be a Termination of Employment, or if longer, so long as the optionee's right to reemployment with the Company is guaranteed by contract. If the period of leave exceeds 90 days and if the right to reemployment is not guaranteed by contract, the Termination of Employment will be deemed to occur on the 91st day of the leave.

     "Total Disability" means inability of an Employee to engage in any
     ------------------
substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. All determinations as to the date and extent of disability of an Employee will be made by the Committee.

3.   Administration.

     (a) This Plan shall be administered by a Committee, which shall be composed of not less than two Outside Directors who are also Disinterested Directors. The Committee may, from time to time, adopt or rescind rules and regulations for carrying out the provisions and purposes of this Plan. Subject to the express provisions of this Plan, the Committee shall have sole authority, in its absolute discretion, to determine which Employees shall receive Options, the time when Options shall be granted, the terms and provisions of the Options (which may differ from one another) and to do everything necessary or appropriate to administer this Plan, including, without limitation, interpreting the provisions of this Plan and the Options. All determinations made by the Committee with respect to this Plan and the Options shall be final, binding and conclusive.

     (b) No member of the Committee shall be liable for any act or omission of the Committee or any other member of the Committee, or for any act or omission on his own part, in connection with the administration of this Plan, unless it resulted from the member's own willful misconduct.

4.   Persons Eligible to Receive Options.

     (a) Options may be granted under this Plan only to persons who at the Date of Grant either (i) are officers or Employees of the Company or (ii) have agreed to become officers or Employees of the Company, and, in either case, are determined by the Committee to be of substantial importance to the Company.

     (b) Options granted to persons who are not yet officers or Employees at the Date of Grant may not be exercised until the optionee has become an officer or Employee, and shall expire if the optionee fails to commence service as an officer or Employee within six months (or such other period as the Committee may determine) after the Date of Grant.

     (c) Incentive Stock Options may be granted only to persons who are salaried Employees at the Date of Grant, and only on such terms as are provided in paragraphs 6, 7 and 8 hereof.

     (d) No Employee to whom Options may be granted under this Plan may be granted Options to purchase more than 200,000 shares in any one calendar year.

5.   Stock Subject to the Plan.

     (a) Subject to any adjustment as provided in paragraph 9, the maximum number of shares of Common Stock as to which Options may be granted under this Plan is 2,402,635 shares reduced by the number of outstanding options granted under the Cytogen Corporation 1989 Employee Stock Option Plan (the "1989 Plan") that are exercised after the effective date of this Plan. If any Option expires or is cancelled or surrendered without being exercised in full, the number of shares as to which the Option is not exercised will once again become shares as to which new Options may be granted. The Common Stock which is issued on exercise of Options may be authorized but unissued shares or shares which have been issued and reacquired by the Company.

     (b) For administrative purposes only, the Committee shall establish the following two accounts: (i) an account indicating the number of shares of Common Stock as to which Options may then be granted under the Plan (the "Current Account"), and (ii) a reserve account showing the number of shares of Common Stock as to which Options may not then be granted under the Plan (the "Reserve Account"). The Committee may issue Options only with respect to the shares of Common Stock credited to the Current Account. The Current Account shall initially be credited with 1,106,815 shares of Common Stock and the Reserve Account shall initially be credited with 1,295,820 shares of Common Stock. After the effective date of this Plan: (i) in addition to appropriate adjustments for Options granted hereunder, the Current Account shall be credited with one share of Common Stock for each share of Common Stock subject to an outstanding option granted under the 1989 Plan that expires, is cancelled or surrendered without being exercised in full, and (ii) the Reserve Account shall be debited by one share of Common Stock for each share of Common Stock subject to an outstanding option granted under the 1989 Plan that (a) is exercised after the effective date of this Plan, or (b) expires, is cancelled or surrendered without being exercised in full.


6.   Grants of Options.

     (a) Subject to paragraph 4(d), the Committee will have complete discretion to determine when, and to which officers or other Employees, Options are to be granted, the number of shares of Common Stock to which Options granted to each officer or other Employee will relate, whether and to what extent Options granted to an officer or other Employee will be Incentive Stock Options or Non-Qualified Options and, subject to the provisions of paragraphs 7 and 8, the Exercise Price and the term of each Option. The Committee may, in its discretion at the time of granting the Option, provide that the Exercise Price may be paid in cash, by the surrender of Common Stock, by an interest-bearing promissory note, or by other means; subject, however, to any requirements of applicable law which may limit the type or amount of such non-cash consideration. If payment by promissory note is permitted: (i) the optionee shall be required to make a cash payment upon exercise of the Option of not less than 20% of the Exercise Price; (ii) the note shall provide for full recourse against the maker; and (iii) the note shall be payable in full prior to its stated maturity upon the optionee's Termination of Employment for any reason other than death or Total Disability.

     (b) Any Options which are not designated as Incentive Stock Options when they are granted will be Non-Qualified Options.

     (c) Promptly after the Date of Grant of each Option, the Company shall cause an Option Agreement to be executed and delivered to the holder of the Option. The Option Agreement shall clearly state whether the Option granted is or is not an Incentive Stock Option. Separate Option Agreements shall be used for Incentive Stock Options and Non-Qualified Stock Options.

     (d) Except as otherwise determined by the Committee, and subject to the requirements of applicable law, the entire Exercise Price received by the Company upon the exercise of an option shall constitute stated capital to the extent of the aggregate par value of the Common Stock issued upon exercise of the Option.

     (e) Any Option granted under this Plan prior to the date the Plan is approved by the Company's stockholders shall not be exercisable unless and until the Plan is so approved.

7.   Option Provisions.

     (a) Exercise Price. No consideration shall be payable by any optionee for the grant of an Option. Subject to the provisions of paragraph 8, the Exercise Price of each Option will be as determined by the Committee. The Exercise Price of a Non-Qualified Option may be less than the Fair Market Value of the Common Stock on the Date of Grant of the Option.

     (b) Term. The term of each Option will be as determined by the Committee, but in no event will the term of an Option be longer than ten years from the Date of Grant, or five years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder. Options may not be exercised before six months after the Date of Grant. Options will cease to be exercisable prior to the expiration of their term under certain circumstances as provided in paragraphs 7(f), (g), and (h). Subject to the foregoing, and to any vesting or other conditions imposed at the time it is granted, an Option may be exercised in whole or in part at any time, or from time to time, during its term.

     (c) Manner of Exercise. To exercise an Option, the person exercising the Option must deliver to the Company, at its principal office:

           (i) a notice of exercise, which states the extent to which the Option is being exercised ;

           (ii) a certified or bank cashier's check in an amount, or Common Stock with a Fair Market Value, equal to the Exercise Price of the Option times the number of shares as to which it is being exercised, or consideration in such other form as may be permitted under the terms on which the Option is granted; and

           (iii) a certified or bank cashier's check equal to any withholding taxes the Company is required to pay because of the exercise of the Option.

The Committee may permit an Employee, as an alternative to making the payment described in clause (iii), to authorize the Company to withhold a sum equal to the withholding taxes the Company is required to pay from the Employee's salary and bonus payments over a period of not more than six months (or such longer period as the Company may approve). The date on which the Company receives all the items specified in this subsection will be the date on which the Option is exercised to the extent described in the notice of election.

     (d) Delivery of Stock Certificates. As promptly as practicable after an Option is exercised, the Company will deliver to the person who exercises the Option certificates, registered in that person's name, representing the number of shares of Common Stock which were purchased by the exercise of the Option. Each certificate may bear a legend to indicate, if applicable, that (i) the Common Stock represented by the certificate was issued in a transaction which was not registered under the Securities Act of 1933, as amended, and may only be sold or transferred in a transaction which is registered under that Act or is exempt from the registration requirements of that Act, and (ii) the Common Stock represented by the certificate is subject to the obligation of the holder to pay any unpaid balance of the Exercise Price (whether pursuant to a promissory note or otherwise), and/or that the Common Stock is pledged to secure such an obligation.

     (e) Nontransferability of Options. During the lifetime of the person to whom an Option is issued, the Option may be exercised only by that person or his or her guardian or legal representative. An Option may not be assigned, pledged or hypothecated in any way, will not be subject to execution, and will not be transferable otherwise than by will or the laws of descent and distribution. The Company will not recognize any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of this Plan, or any levy of any attachment or similar process upon any Option, and, except as expressly stated in this Plan, the Company will not be required to, and will not, issue Common Stock on exercise of an Option to anyone who claims to have acquired that Option from the person to whom it was granted.

     (f) Termination of Employment of Holder of Option Other Than Because of Total Disability or Death. If there is a Termination of Employment of a person to whom an Option has been granted, other than by reason of the person's death or Total Disability, each Option held by the person may be exercised (if otherwise exercisable) until the earlier of (i) the end of the three-month period immediately following the date of the Termination of Employment, (ii) the expiration of the term specified in the Option, or (iii) such earlier time as may be determined by the Committee at the time of granting the Option.

     (g) Total Disability of Holder of Option. If there is a Termination of Employment of a person to whom an Option has been granted by reason of his or her Total Disability, each Option held by the person may be exercised (if otherwise exercisable) until the earlier of (i) the end of the one-year period immediately following the date of the Termination of Employment, (ii) the expiration of the term specified in the Option, or (iii) such earlier time as may be determined by the Committee at the time of granting the Option.

     (h) Death of Holder of Option. If there is a Termination of Employment of a person to whom an Option has been granted by reason of his or her death, or a former officer or Employee dies following the date of his or her Termination of Employment but at a time when an Option still would be exercisable by that person but for the death of the person, each Option held by the person at the time of his or her death may be exercised by the person or persons to whom the Option passed by will or by the laws of descent and distribution (but by no other persons) until the earlier of
(i) the end of the one-year period immediately following the date of death (or such other period as may be determined by the Committee at the time of granting the Option), (ii) the expiration of the term specified in the Option, or (iii) if the death occurs after the Termination of Employment, the end of the period in which the Option could be exercised under paragraph 7(f) or (g).

8.   Special Provisions Relating to Incentive Stock Options.

     No Incentive Stock Option may be granted after March 27, 2005. The Exercise Price of an Incentive Stock Option will be not less than 100% of the Fair Market Value of the Common Stock on the Date of Grant of the Option. An Incentive Stock Option may not be granted to a person who, at the time the Option is granted, is a Ten Percent Shareholder, unless (i) the Exercise Price of the Option is at least 110% of the Fair Market Value of the Common Stock on the Date of Grant and
(ii) the Option by its terms is not exercisable after the expiration of five years from the Date of Grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are first exercisable by an Employee during any calendar year (under this Plan and any other incentive stock option plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Options.

9.   Recapitalization.

     (a) The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise. Unless otherwise determined by the Board, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding Options.

     (b) If as a result of any (i) reorganization or liquidation of the Company or (ii) reclassification of the Company's capital stock, or (iii) consolidation or merger of the Company with or into another corporation, or sale of all or substantially all the assets of the Company (a reorganization or liquidation of the Company or reclassification of the Company's capital stock, or a merger, consolidation or sale of the type described in this subsection being a "Corporate Transaction") while an Option is outstanding, the holders of the Common Stock become entitled to receive with respect to their Common Stock, securities or assets other than, or in addition to, their Common Stock, upon exercise of that Option the holder will receive what the holder would have owned if the holder had exercised the Option immediately before the Corporate Transaction which occurred while the Option was outstanding and had not disposed of anything the holder would have received as a result of that and all subsequent Corporate Transactions.

10.  Rights of Option Holder.

     (a) The holder of an Option will not have any rights as a stockholder by reason of holding that Option. Upon exercise of an Option, the holder will be deemed to acquire the rights of a stockholder when, but not before, the issuance of Common Stock as a result of the exercise is recorded in the stock records of the Company.

     (b) Nothing in this Plan or in the grant of an Option will confer upon any Employee the right to continue in the employment of the Company or will interfere with or restrict in any way the rights of the Company to discharge any Employee at any time for any reason whatsoever, with or without cause, nor will it impose any obligation on the Employee to remain in the employ of the Company.

11.  Laws and Regulations.

     The obligation of the Company to sell and deliver shares of Common Stock on exercise of Options will be subject to the condition that legal counsel for the Company be satisfied that the sale and delivery will not violate the Securities Act of 1933, as amended, or any other applicable laws, rules or regulations.

12.  Withholding of Taxes.

     (a) In addition to the requirement in paragraph 7(c) that in order to exercise an Option a person must make a payment to the Company or authorize withholding in order to enable the Company to pay any withholding taxes due as a result of the exercise, if a person who exercised an Incentive Stock Option disposes of shares of Common Stock acquired through exercise of that Incentive Stock Option either (i) within two years after the Date of Grant of the Incentive Stock Option or (ii) within one year after the issuance of the shares on exercise of the Incentive Stock Option, the person will notify the

Company promptly of the occurrence of the event and, if the event was a disposition of Common Stock acquired on exercise of an Incentive Stock Option, the amount realized upon the disposition.

     (b) If, whether because of a disposition of Common Stock acquired on exercise of an Incentive Stock Option, or otherwise, the Company is required to pay withholding taxes to any Federal, state or other taxing authority and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

     (c) The obligations contained in this paragraph 12 shall bind each optionee, and each optionee, by accepting and/or exercising an Option, shall be deemed to agree to observe and comply with them.

13.  Reservation of Shares.

     The Company will at all times keep reserved for issuance on exercise of Options a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares the Company may be required to issue on exercise of outstanding Options (assuming no subsequent adjustments under paragraph 9).

14.  Amendment of the Plan.

     The Board of Directors may at any time and from time to time modify or amend this Plan in any respect effective at any date the Board of Directors determines; provided, that without the approval of the stockholders of the Company the Board of Directors may not, (i) except as provided in paragraph 9, increase the maximum number of shares of Common Stock which may be issued on exercise of Options granted under this Plan; (ii) change the categories of persons eligible to receive Options; (iii) increase the per-employee limit specified in paragraph 4(d), or (iv) take any other action requiring the approval of the stockholders of the Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. No modification or amendment of this Plan will, without the consent of the holder of an outstanding Option, adversely affect the holder's rights under that Option.

15.  Interpretation

     The Committee shall have the power to interpret the Plan and to make and amend rules for putting it into effect and administering it. It is intended that the Incentive Stock Options granted under the Plan shall constitute incentive stock options within the meaning of section 422 of the Code, that the Non-Qualified Options shall constitute property subject to federal income tax pursuant to the provisions of section 83 of the Code and that the Plan shall qualify for the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. It is also intended that all compensation income recognized by optionees as the result of the exercise of Options or the disposition of Common Stock acquired on exercise of Options shall be considered performance-based compensation excludable from such optionee's "applicable employee remuneration" pursuant to section 162(m)(4)(C) of the Code. The provisions of the Plan shall be interpreted and applied insofar as possible to carry out such intent.

16.  Termination of the Plan.

     This Plan shall terminate on March 27, 2005 unless sooner terminated. The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action may adversely affect the rights of a person holding an outstanding Option.

- - --------------------------------------------------------------------------------
The Board of Directors recommends a Vote FOR all items        I plan to attend
                                                                 the meeting
                                                                     [_]


1. Election of directors duly nominated:


       FOR              WITHHELD

       [_]                [_]


Nominees: Charles E. Austin, Robert F. Hendrickson, T. Jerome Madison,
Thomas J. McKearn, William C. Mills, III, Donald E. O'Neil and Bruce R. Ross.

(To withhold authority to vote for any individual nominees write such nominee's name in the space provided below.)

- - --------------------------------------------------------------------------------

2. To consider and act upon a proposal to amend the Cytogen Corporation 1988 Stock Option Plan for Non-Employee Directors.

                     FOR          AGAINST          ABSTAIN

                     [_]            [_]              [_]

3. To consider and act upon a proposal to adopt the Cytogen Corporation 1995 Stock Option Plan.

                     FOR          AGAINST          ABSTAIN

                     [_]            [_]              [_]

4. To ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the Company's books and accounts for fiscal year 1995.

                     FOR          AGAINST          ABSTAIN

                     [_]            [_]              [_]

5. To transact such other business as may properly come before the meeting.


+
+
+
+ + + +
               ------------------------------------------------
                 "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                 PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
               ------------------------------------------------

If you plan to attend the Annual Meeting check the box above.

DATED:_____________________________________________, 1995

___________________________________________________
          SIGNATURE(S) OF STOCKHOLDER(S)

NOTE: The signature(s) should appear the same as it appears on the address label on this proxy. When signing as executor, administrator, trustee, guardian, or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


- - --------------------------------------------------------------------------------
                           + FOLD AND DETACH HERE +


            Directions

From Newark Airport and points North.
Turnpike South to Exit 9, follow sign to U.S. 1
South (Trenton/Princeton). Proceed on U.S. 1 approximately 15 miles to Princeton Forrestal
Village. Exit right on to College Road West.
                                                        [MAP APPEARS HERE]
From the Philadelphia area or Mercer County
Airport. Take I-95 to U.S. 1 North (Exit 67).
Continue North on U.S. 1 approximately 6.5 miles to Princeton Forrestal Village. Exit right at College
Road West and cross over Rt. 1.

                              CYTOGEN CORPORATION

                                     PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

     WILLIAM C. MILLS, III, THOMAS J. MCKEARN AND T. JEROME MADISON, and each of them, with full power of substitution, are hereby appointed the Proxies of, and authorized to represent, the undersigned and to vote all of the shares of Common Stock of CYTOGEN CORPORATION entitled to be voted by the undersigned as of March 30, 1995 as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Annual Meeting of Stockholders to be held on May 23, 1995, and at any adjournment thereof as if the undersigned were present and voting at the meeting.

     Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which you may revoke at any time prior to its use.

     The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR all items.


                TO BE VOTED, YOU MUST SIGN ON THE REVERSE SIDE
                       (CONTINUED ON THE REVERSE SIDE)


- - --------------------------------------------------------------------------------
                           + FOLD AND DETACH HERE +